PROSPECTUS and	PRICING SUPPLEMENT NO. 18
PROSPECTUS SUPPLEMENT, each	Dated 22 February 2008
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQP7	Filed pursuant to Rule 424(b)(3)

U.S. $2,245,850,000
JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D
due from 9 Months to 30 Years from Date of Issue

Original Issue:	26 February 2008

Maturity Date:	26 February 2010

Principal Amount:	$600,000,000

Interest Rate Basis:	USD-LIBOR-Reuters (Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR+ 45 bps

Initial Interest Determination Date:	22 February 2008

Initial Interest Rate:	3.53%

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 26th (or next Business Day) of February, May, August, and November beginning 26 May 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 26th (or next Business Day) of February, May, August, and November commencing on 26 May 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:		Principal
	Name	Amount Of Notes
	Credit Suisse Securities(USA) LLC	$210,000,000

	J.P. Morgan Securities Inc.	210,000,000

	BBVA Securities, Inc.	60,000,000

	HSBC Securities (USA) Inc.	60,000,000

	Santander Investment Securities Inc.	60,000,000

	Total	600,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.80%

Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. BBVA Securities, Inc. HSBC Securities (USA) Inc. Santander Investment Securities Inc.

Credit Suisse Securities (USA) LLC and J.P. Morgan

Securities Inc. are acting as Joint Book-Running

Managers.